Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors

THINQ Learning Solutions, Inc.:

We consent to the incorporation by reference in this Form 8-K and in the Registration Statements on Form S-3 (Nos. 333-125778 and 333-118226) and Form S-8 (No. 333-107679) of Saba Software Inc. of our report dated March 24, 2005, with respect to the consolidated balance sheets of THINQ Learning Solutions, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended.

/s/ Stout, Causey & Horning, P.A.

Baltimore, Maryland

July 19, 2005